Exhibit 99.1

Emclaire Financial Corp. Reports Increased First Quarter Earnings

EMLENTON, Pa.--(BUSINESS WIRE)--April 17, 2009--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of The Farmers National Bank of Emlenton and Emclaire Settlement Services, LLC, reported consolidated net income of $668,000 or $0.40 per common share for the three months ended March 31, 2009, compared to net income of $559,000 or $0.44 per common share for the same quarter in the prior year.

The increase in net income of $109,000 or 19.5% for the quarter ended March 31, 2009, compared to the same period in 2008, was due to increases in net interest income and noninterest income, partially offset by increases in the provision for loan losses, noninterest expense and the provision for income taxes.

The increase in net interest income for the quarter ended March 31, 2009, compared to the same period in 2008, was primarily due to increases in interest on loans receivable and securities as the Corporation experienced solid growth in the loan and investment security portfolios. The increase in noninterest income was primarily due to a gain on the sale of the former Elk County Savings and Loan Association (ECSLA) building, which the Bank acquired as a result of the merger with ECSLA during 2008. Also contributing to the increase in noninterest income were gains realized on securities sold during the quarter ended March 31, 2009.

The increase in the provision for loan losses was attributable to the aforementioned loan growth and management’s estimates of the impact on the loan portfolio of credit defaults related to the prevailing poor economic climate. The increase in noninterest expense was due to increases in compensation and benefits, premises and equipment and other noninterest expense. Compensation and benefits increased as a result of normal salary and wage increases and premises and equipment increased due to costs associated with the addition of the Grove City, Pennsylvania branch location which opened in April 2008. The increase in other noninterest expense was primarily due to an increase in professional fees in connection with the Bank’s proposed purchase of a branch office in Titusville, Pennsylvania, as discussed below. The increase in the provision for income taxes was primarily due to higher pre-tax income.

During the quarter ended March 31, 2009, total assets increased $6.5 million to $382.2 million from $375.7 million at December 31, 2008. Cash and cash equivalents and loans receivable increased by $15.5 million and $9.2 million, respectively, and securities decreased by $18.4 million during the first quarter of 2009. This net asset growth resulted primarily from an $8.5 million increase in customer deposits. This increase follows the $42.4 million increase in customer deposits experienced by the Bank during 2008. Deposits continue to increase as the Bank expands its franchise and customers choose to invest their funds in local FDIC-insured community banks instead of investing in the stock market.

Stockholders’ equity increased $50,000 to $36.2 million at March 31, 2009 compared to $36.1 million at December 31, 2008. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 9.5% of total assets. At March 31, 2009, book value per common share was $20.09.

On April 6, 2009, the Bank entered into a Purchase and Assumption Agreement with PNC Financial Services Group, Inc. and National City Bank (National City) to acquire certain assets and assume certain liabilities of National City’s full-service branch office located in Titusville, Pennsylvania. As part of the agreement, the Bank will assume approximately $90 million in deposits in exchange for approximately $35 million in loans, cash, and certain fixed assets of the branch office. The Bank has agreed to pay a premium of 3.4% of deposits assumed based on the average balance of deposits during a pre-determined period leading up to the transaction closing date. The acquisition is subject to customary regulatory approvals and is expected is close during the third quarter of 2009. The transaction is expected to be accretive to the Corporation’s earnings in the fourth quarter of 2009.

William C. Marsh, Chairman of the Board, President and Chief Executive Officer, stated, “The Board of Directors and I are pleased with our recent growth and optimistic about continued expansion projects. We have realized ongoing positive financial results in a difficult economic and regulatory environment. The addition of the Titusville office and our loan and deposit growth through the existing branch network should continue to yield favorable earnings results.”

On February 26, 2009, the FDIC adopted an interim rule, with request for comment, to impose a one-time 20 basis point emergency assessment on all insured financial institutions effective June 30, 2009 to be collected September 30, 2009. The FDIC has indicated in recent press reports that it may consider reducing the emergency assessment by half to 10 basis points. Based on the Bank’s most recent FDIC deposit insurance assessment base, the emergency assessment of 10 basis points, if implemented, would increase the Bank’s FDIC insurance premiums by approximately $300,000 during the second quarter of 2009.

Emclaire Financial Corp. is the parent company of Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period
	ended March 31,
	2009	2008

Interest income	$ 5,011	$ 4,520
Interest expense	1,950	1,977
Net interest income	3,061	2,543
Provision for loan losses	297	60
Noninterest income	720	660
Noninterest expense	2,622	2,413

Income before provision for income taxes	862	730
Provision for income taxes	194	171
Net income	$ 668	$ 559

Net income per common share	$0.40	$0.44
Dividends per common share	$0.32	$0.32

Return on average assets (1)	0.70%	0.73%
Return on average equity (1)	7.51%	9.05%
Return on average common equity (1)	9.48%	9.05%
Yield on average interest-earning assets	5.56%	6.49%
Cost of average interest-bearing liabilities	2.69%	3.41%
Net interest margin	3.40%	3.71%
(1) Returns are annualized for the three month periods ended March 31, 2009 and 2008.
CONSOLIDATED FINANCIAL CONDITION DATA:

	As of	As of
	3/31/2009	12/31/2008

Total assets	$ 382,220	$ 375,664
Cash and equivalents	32,092	16,571
Securities	53,050	71,443
Loans, net	273,993	264,838
Deposits	295,190	286,647
Borrowed funds	47,000	48,188
Common stockholders' equity	28,669	28,623
Stockholders' equity	36,173	36,123

Book value per common share	$ 20.09	$ 20.06

Net loans to deposits	92.82%	92.39%
Allowance for loan losses to total loans	1.04%	0.99%
Earning assets to total assets	95.80%	94.47%
Stockholders' equity to total assets	9.46%	9.62%
Shares of common stock outstanding	1,431,404	1,431,404

CONTACT:
Emclaire Financial Corp.
William C. Marsh, 724-867-2311
Chairman of the Board, President and
Chief Executive Officer